CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 25, 2023, relating to the financial statements of Super Micro Computer, Inc., appearing in the Annual Report on Form 10-K of Super Micro Computer, Inc. for the year ended June 30, 2024. /s/ Deloitte & Touche LLP San Jose, California June 16, 2025